Exhibit 2.1

AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER

This AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER, dated as of December 9, 2021 (this “Amendment”), is made by and between Atlas River Parent Inc., a Delaware corporation (“Parent”), and R. R. Donnelley & Sons Company, a Delaware corporation (the “Company” and, together with Parent, the “Parties”).

RECITALS

WHEREAS, the Parties entered into that certain Agreement and Plan of Merger, dated as of November 3, 2021, by and among the Parties and Atlas River Acquisition Sub Inc., a Delaware corporation (as may be amended, restated or otherwise modified from time to time, the “Merger Agreement”);

WHEREAS, pursuant to Section 7.4 of the Merger Agreement, the Merger Agreement may be amended only in a writing signed by the Company and Parent; and

WHEREAS, the Company and Parent desire to amend the Merger Agreement in the manner set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.    Definitions. Capitalized terms that are used herein but not otherwise defined in this Amendment shall have the respective meanings ascribed to such terms in the Merger Agreement.

2.    Amendments to Merger Agreement.

(a)     Amendment to Section 2.1(b). The reference to “$8.52” in Section 2.1(b) of the Merger Agreement is hereby amended to be “$10.35”.

(b)    Amendment to Section 7.3(a). The last paragraph in Section 7.3(a) of the Merger Agreement is hereby amended and restated in its entirety as follows:

“then the Company shall, (A) in the case of Section 7.3(a)(i) or Section 7.3(a)(ii) above, no later than two (2) Business Days following the date of the execution of the definitive agreement in respect of such Qualifying Transaction, (B) in case of Section 7.3(a)(iii) above, prior to or substantially concurrently with such termination, and (C) in the case of Section 7.3(a)(iv) above, no later than two (2) Business Days after the date of such termination, pay, or cause to be paid, by wire transfer of immediately available funds, at the direction of Parent, $20,000,000 (the “Termination Fee”), plus the payment of Parent Expenses in an amount equal to $12,000,000; provided, however, that in the event that Parent Expenses have been previously paid pursuant to the last sentence hereof, such amount shall be netted from the Termination Fee. Notwithstanding anything in this Agreement to the contrary, in no event shall the Company be required to pay the Termination Fee on more than one occasion. If the Company or Parent shall terminate this Agreement pursuant to Section 7.1(b)(iii) (Requisite Stockholder Approval), then the Company shall pay to Parent, not later than two (2) Business Days after notice of the termination of this Agreement, Parent Expenses in an amount equal to $12,148,000.”

(c)    Amendment to Section 7.3(b). The reference to “$10,000,000” in Section 7.3(b) of the Merger Agreement is hereby amended to be “$12,148,000”.

3.    Superior Proposal. The Company represents and warrants to Parent and Acquisition Sub, as of the date hereof, that the Company’s board of directors has determined as of the date hereof that the current proposal of Chatham Asset Management, LLC (“Chatham”) to acquire all of the shares of Company Common Stock at a price of $10.25 per share no longer constitutes a Superior Proposal.

4.    Full Force and Effect; Conflicts. Except as modified by this Amendment, all of the terms of the Merger Agreement shall remain in full force and effect; provided, that in the event of any conflict between the terms of this Amendment and the terms of the Merger Agreement, the terms of this Amendment shall control. References to the Merger Agreement in other documents and agreements (including, for the avoidance of doubt, the Merger Agreement) will be deemed to be references to the Merger Agreement, as amended by this Amendment, regardless of whether such documents and agreements refer to any amendments to the Merger Agreement.

5.    Miscellaneous Provisions. The provisions of Sections 8.2 through and including 8.5 and Sections 8.7 through and including 8.13 of the Merger Agreement shall each apply to this Amendment mutatis mutandis.

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IN WITNESS WHEREOF, the parties hereto have executed this Amendment on the day and year first written above.

COMPANY:

R. R. DONNELLEY & SONS COMPANY

By:	/s/ Deborah L. Steiner
Name:	Deborah L. Steiner
Title:	EVP, General Counsel

SIGNATURE PAGE TO AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER

PARENT:

ATLAS RIVER PARENT INC.

By:	/s/ Timothy Fazio
Name:	Timothy Fazio
Title:	Vice President and CFO

SIGNATURE PAGE TO AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER